Exhibit 2

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this document or as to the action you should take, you are recommended immediately to seek your own independent financial advice from your stockbroker, solicitor, accountant, bank manager or other appropriately qualified independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom, or from another appropriately authorised independent financial adviser if you are outside the United Kingdom.

If you have sold or otherwise transferred all of your Ordinary Shares, please send this document and the accompanying Annual Report and Form of Proxy as soon as possible to the purchaser or transferee, or to the bank, stockbroker or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. If you have sold or otherwise transferred only part of your holding of Ordinary Shares, you should retain these documents. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction.

VERONA PHARMA PLC
(the “Company”)

Incorporated and registered in England and Wales under the Companies Act 2006 with company number 5375156

NOTICE OF ANNUAL GENERAL MEETING

No person should construe the contents of this document as legal, tax or financial advice and recipients of this document should consult their own advisers as to the matters described in this document.

This document should be read as a whole. Your attention is drawn to the letter from David Ebsworth, the Chairman of Verona Pharma plc, on pages 5 to 7 of this document in which the Directors recommend that you approve the proposals described in this document by voting in favour of each of the Resolutions to be proposed at the Annual General Meeting referred to below.

Notice of the Annual General Meeting of Verona Pharma plc to be held at 9.00 a.m. on 2 May 2018 at the London offices of Nasdaq, Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA is set out on pages 8 to 10 of this document.

A Form of Proxy for use by all shareholders at the Annual General Meeting is enclosed with this document. To be valid, the accompanying Form of Proxy must be completed, signed and returned in accordance with the instructions printed on it to the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR by hand or by post, or by fax to +44 (0)20 7264 4440, or by email to ben.harber@shma.co.uk, so as to be received not less than 48 hours before the time fixed for the holding of the Annual General Meeting or any adjournment thereof (as the case may be), excluding any part of a day which is not a working day.

Further details are in the Notice of Annual General Meeting set out in this document.

Cautionary note regarding forward-looking statements

This document contains statements about the Company that are or may be “forward-looking statements”. All statements, other than statements of historical facts, included in this document may be forward-looking statements. Without limitation, any statements preceded or followed by, or that include, the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “should”, “anticipates”, “estimates”, “projects” or words or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and have not been reviewed by the auditors of the Company. (These factors are discussed in the “Risk Factors” section of filings that the Company makes with the Securities and Exchange Commission, including its Annual Report on Form 20-F for the year ended 31 December 2017.) These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of any such person, or industry results, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. Investors should not place undue reliance on such forward-looking statements and, save as is required by law or regulation (including to meet the requirements of the AIM Rules for Companies, the Market Abuse Regulation, and/or the Disclosure Guidance and Transparency Rules), the Company does not undertake any obligation to update publicly or revise any forward-looking statements (including to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based). All subsequent oral or written forward-looking statements attributed to the Company or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements contained in this document are based on information available to the Directors of the Company at the date of this document, unless some other time is specified in relation to them, and the posting or receipt of this document shall not give rise to any implication that there has been no change in the facts set forth herein since such date.

Notice to overseas persons

The distribution of this document in certain jurisdictions may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Contents

Definitions	4

Letter from the Chairman	5

Notice of Annual General Meeting	8

Definitions

The following definitions apply throughout this document, the Notice of Annual General Meeting and the accompanying Form of Proxy unless the context requires otherwise:

“Act” means the Companies Act 2006;

“AGM” or “Annual General Meeting” means the Annual General Meeting of the Company to be held at 9.00 a.m. on 2 May 2018 at the offices of Nasdaq, Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, notice of which is set out on pages 8 to 10 of this document;

“Annual Report” means the report and financial statements of the Company for the year ended 31 December 2017;

“Board” or “Directors” means the Directors of the Company, whose names appear on page 5 of this document;

“Company” or “Verona Pharma” means Verona Pharma plc, a company registered in England and Wales with company number 5375156 and registered office at One Central Square, Cardiff CF10 1FS;

“Form of Proxy” means the form of proxy accompanying this document to be used by shareholders at the Annual General Meeting;

“Notice” means the notice of Annual General Meeting set out on pages 8 to 10 of this document;

“Ordinary Shares” means the ordinary shares of 5p each in the capital of the Company; and

“Resolutions” means the resolutions to be proposed at the Annual General Meeting, the full text of which is set out in the Notice.

Letter from the Chairman of Verona Pharma plc

Directors

David Ebsworth (Non-Executive Chairman)	One Central Square
Jan-Anders Karlsson (Chief Executive Officer)	Cardiff
Kenneth Cunningham (Non-executive Director)	CF10 1FS
Rishi Gupta (Non-executive Director)
Mahendra Shah (Non-executive Director)	Registered number: 5375156
Andrew Sinclair (Non-executive Director)
Vikas Sinha (Non-executive Director)
Sven Anders Ullman (Non-executive Director)
9th March 2018

Dear Shareholder,

Notice of 2018 Annual General Meeting

1.                   Introduction

The purpose of this document is to provide you with details of the Resolutions to be proposed at the Annual General Meeting of the Company to be held on 2 May 2018 at 9.00 a.m. and convened by the formal Notice of Annual General Meeting set out on pages 8 to 10 of this document.

In addition to highlighting the usual business to be transacted at the Annual General Meeting, this document explains the background to the Resolutions which will be considered at the Annual General Meeting and why the Directors consider the Resolutions to be in the best interests of shareholders as a whole and why they recommend that you vote in favour of the Resolutions.

2.                   Resolutions

The business to be conducted at the Annual General Meeting consists of consideration of the following Resolutions. Resolutions 1 to 8 are proposed as ordinary resolutions. This means that for each of those resolutions to be passed, more than half of the votes cast must be in favour of the resolution. Resolution 9 is proposed as a special resolution. This means that for this resolution to be passed, at least three-quarters of the votes cast must be in favour of the resolution.

Resolution 1 — Annual Report and Accounts

The Directors are required by the Act to lay the Company’s Annual Report before members at the AGM. In accordance with best practice, the Company proposes an ordinary resolution to receive and adopt the Annual Report.

Resolution 2 — Directors’ Remuneration Policy

Under provisions of the Act and regulations thereunder that now apply to the Company, the Directors’ remuneration policy must be put to a binding vote at least once every three years.

An ordinary resolution is proposed to approve the Directors’ remuneration policy which is set out on pages 45 to 53 of the Annual Report.

If approved, the Directors’ remuneration policy will take effect immediately after the conclusion of the Annual General Meeting. Once the Directors’ remuneration policy is approved, the Company will not be able to make a remuneration payment to a current or prospective Director or a payment for loss of office to a current or past Director, unless that payment is consistent with the remuneration policy or has been approved by a resolution of the members of the Company.

Resolution 3 — Directors’ Remuneration Report

Under provisions of the Act and regulations thereunder that now apply to the Company, the Company must prepare an annual report on Directors’ remuneration and put that report to an advisory vote by way of an ordinary resolution. In the event that Resolution 3 is not passed, the Directors’ remuneration policy would normally need to be reconsidered by shareholders at the next annual general meeting. The approval of the Directors’ remuneration policy (if Resolution 2 is approved) would remain in force notwithstanding any failure to pass Resolution 3.

The Directors’ remuneration report, which is contained on pages 34 to 44 of the Annual Report, gives details of the Directors’ remuneration for the year ended 31 December 2017.

Resolutions 4 and 5 — Re-election of Directors

Article 26.2 of the Company’s Articles of Association requires that at each annual general meeting one third of the Directors must retire and, if they are eligible, may offer themselves for re-election.

David Ebsworth and Sven Anders Ullman will on this occasion retire from office and each will offer themselves for re-election by way of a separate ordinary resolution. Directors’ biographies appear on pages 28 and 29 of the Annual Report. The Board is satisfied that each of Dr Ebsworth’s and Dr Ullman’s performance continues to be effective and that they continue to demonstrate commitment to their respective roles.

The Board therefore considers that it is entirely appropriate for Dr Ebsworth and Dr Ullman to seek re-election at the Annual General Meeting.

Resolutions 6 and 7 — Appointment and remuneration of the auditor

The Company is required to appoint an auditor at each general meeting at which accounts are laid before the members, to hold office until the conclusion of the next such meeting. Resolution 6 is an ordinary resolution to re-appoint PricewaterhouseCoopers LLP as the Company’s auditor to hold office until the conclusion of the next general meeting at which accounts are laid.

Resolution 7 is an ordinary resolution to authorise the Directors to determine the auditor’s remuneration.

Resolution 8 — Authority to allot shares

As required by the Act, this resolution, which will be proposed as an ordinary resolution, relates to the grant to the Directors of authority to allot shares or grant such subscription or conversion rights as are contemplated by Sections 551(1)(a) and (b) of the Act respectively until the conclusion of the annual general meeting to be held in 2019, unless the authority is renewed, revoked or varied prior to such time. This authority replaces the existing authority granted at the annual general meeting held on 12 April 2017.

In accordance with the Investment Association guidelines on directors’ authority to allot shares, this authority is limited to an aggregate nominal amount of £1,750,290.02, which is equivalent to approximately one-third of the issued share capital of the Company as at 8th March 2018 (being the latest practicable date prior to publication of this document).

The Directors have no present intention of exercising this authority other than to fulfil the Company’s obligations under its incentive plans but believe that it is in the best interests of the Company to have the authorities available to respond to market developments and to enable allotments to take place without the need for a general meeting should they determine that it is appropriate to do so.

Resolution 9 — Disapplication of pre-emption rights

The Act requires that if the Directors decide to allot new Ordinary Shares or other equity securities, such Ordinary Shares or other equity securities be first offered to existing shareholders in proportion to their existing holdings. This is known as shareholders’ pre-emption rights. However, to act in the best interests of the Company, the Directors may require flexibility to allot equity securities for cash without regard to the provisions of Section 561(1) of the Act.

Therefore Resolution 9, which will be proposed as a special resolution, seeks authority to enable the Directors to allot equity securities or sell equity securities held as treasury shares without offering them first to existing shareholders in proportion to their current holdings:

(a)              in respect of an offer or issue such as a rights issue or open offer which is made on a pro rata basis to existing holders. This part of the authority is intended to give the Directors flexibility to exclude shareholders from such an offer where the Directors consider it necessary or expedient to do so to avoid legal or practical problems that would otherwise arise and to deal with treasury shares, fractional entitlements and record dates in an expeditious manner; and

(b)              up to an aggregate nominal amount of £1,050,174.01, being equal to approximately 20% of the Company’s issued share capital as at 8th March 2018 (being the latest practicable date prior to publication of this document). This part of the authority is intended to give the Directors the flexibility to take advantage of business opportunities as they arise.

This power replaces the existing power granted at the annual general meeting held on 12 April 2017 and expires on the conclusion of the annual general meeting to be held in 2019, unless the authority is renewed, revoked or varied prior to such time. The Directors have no present intention of exercising this power other than to fulfil the Company’s obligations under its incentive plans, but consider it prudent to obtain the flexibility that this power provides.

3.                   Action to be taken

Shareholders will find enclosed with this document a Form of Proxy for use in connection with the AGM. Whether or not you intend to be present at the AGM, you are requested to complete the Form of Proxy. This should be returned as soon as possible to the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR by hand or by post, or by fax to +44 (0)20 7264 4440, or by email to ben.harber@shma.co.uk, so as to be received not less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be), excluding any part of a day which is not a working day.

The valid appointment of a proxy will not affect your right as a shareholder to attend the AGM and to vote in person if you wish to do so.

New shareholders should note that, in order to have the right to attend and vote at the AGM, their holding must be entered in the Company’s register of members by close of business on 30 April 2018 (or, if the AGM is adjourned, close of business two days before the adjourned meeting).

4.                   Recommendation

The Directors consider the Resolutions to be in the best interests of the Company and its shareholders as a whole. Accordingly, the Directors unanimously recommend that shareholders vote in favour of the Resolutions to be proposed at the AGM, as they intend to do in respect of their own beneficial holdings.

Yours faithfully,

David Ebsworth
Chairman

Verona Pharma plc

(Incorporated and registered in England and Wales under the Companies Act 2006 with company number 5375156)

Notice of 2018 Annual General Meeting

Notice is hereby given that the Annual General Meeting of Verona Pharma plc (the “Company”) will be held at the offices of Nasdaq, Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA on 2 May 2018 at 9.00 a.m. to consider and, if thought fit, to pass resolutions 1 to 8 (inclusive) as ordinary resolutions and resolution 9 as a special resolution:

Directors’ report and financial statements

1.              To receive and adopt the report of the Directors and the financial statements for the year ended 31 December 2017 and the report of the auditors thereon (the “Annual Report”).

Remuneration Policy and report

2.              To approve the Directors’ Remuneration Policy as set out on pages 45 to 53 of the Annual Report, which takes effect immediately after the end of the Annual General Meeting.

3.              To approve the Directors’ Remuneration Report as set out on pages 34 to 44 of the Annual Report.

Re-election of Directors

4.              To re-elect, as a Director of the Company, David Raymond Ebsworth, who retires in accordance with Article 26.2 of the Company’s Articles of Association and offers himself for re-election.

5.              To re-elect, as a Director of the Company, Sven Anders Ullman (known as “Anders Ullman”), who retires in accordance with Article 26.2 of the Company’s Articles of Association and offers himself for re-election.

Appointment and remuneration of auditor

6.              To re-appoint PricewaterhouseCoopers LLP as the Company’s auditor to hold office until the conclusion of the next general meeting at which accounts are laid before the Company.

7.              To authorise the Directors to determine the auditor’s remuneration.

Authority to allot shares

8.              THAT the Directors be and they are hereby generally and unconditionally authorised pursuant to Section 551 of the Companies Act 2006 (the “Act”) to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £1,750,290.02.

This authority shall, unless previously renewed, revoked or varied by the Company in general meeting, expire on the conclusion of the annual general meeting of the Company to be held in 2019, provided that the Company may, at any time before such expiry, make an offer or enter into an agreement which would or might require shares to be allotted or rights to be granted after such expiry and the Directors may allot such shares or grant such rights pursuant to any such offer or agreement as if the authority conferred hereby had not expired.

Disapplication of pre-emption rights

9.                   THAT, subject to and conditional upon the passing of resolution 8 above, the Directors be and they are hereby authorised pursuant to Section 570 of the Act to allot equity securities (as defined in Section 560 of the Act) for cash pursuant to the authority conferred by resolution 8 above and/or to sell ordinary shares held by the Company as treasury shares for cash as if Section 561(1) of the Act did not apply to any such allotment or sale, provided that this power shall be limited to:

(a)                   the allotment of equity securities in connection with an offer or issue of equity securities in favour of shareholders where the equity securities respectively attributable to the interests of all such shareholders are proportionate (or as nearly as may be practicable) to the respective number of ordinary shares in the capital of the Company held by them on the record date for such offer or issue, but subject to such exclusions or other arrangements as the Directors may deem necessary or expedient in relation to treasury shares, fractional entitlements, record dates or legal or practical problems under the laws of, or the requirements of, any recognised regulatory body or any stock exchange, in any territory; and

(b)                   the allotment of equity securities or sale of ordinary shares held as treasury shares (otherwise than pursuant to sub-paragraph (a) above) up to an aggregate nominal amount of £1,050,174.01.

This power shall, unless previously renewed, revoked or varied by the Company in general meeting, expire on on the conclusion of the annual general meeting of the Company to be held in 2019, provided that the Company may, at any time before such expiry, make an offer or enter into an agreement which would or might require equity securities to be allotted or ordinary shares held as treasury shares to be sold after such expiry and the Directors are hereby empowered to allot equity securities and/or sell ordinary shares held as treasury shares in pursuance of such offers or agreements as if the power conferred hereby had not expired.

BY ORDER OF THE BOARD

B Harber	One Central Square
Company Secretary	Cardiff
9th March 2018	CF10 1FS

Entitlement to attend and vote

The Company has specified that only those members entered on the register of members at the close of business on 30 April 2018 or, if the AGM is adjourned, at the close of business on the day that is two days prior to the adjourned meeting shall be entitled to attend and vote at the AGM in respect of the number of Ordinary Shares held in their name at that time. Changes to the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the AGM.

Appointment of proxies

Members are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the AGM. A proxy need not be a shareholder of the Company. A shareholder may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. Should you wish to appoint more than one proxy please return the Form of Proxy and attach to it a schedule detailing the names of the proxies you wish to appoint, the number of shares each proxy will represent and the way in which you wish them to vote on the resolutions that are to be proposed. To be valid, the Form of Proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power or authority must be lodged at the office of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR by hand or by post, or by fax to +44 (0)20 7264 4440, or by email to ben.harber@shma.co.uk, so as to be received not less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be), excluding any part of a day which is not a working day.

In the case of a member which is a corporation, the Form of Proxy must be executed under its common seal or executed on its behalf by a duly authorised officer or attorney for the company. Any corporation which is a member may also appoint one or more representatives who may exercise on its behalf all of its powers as a member provided they do not do so in relation to the same shares.

The completion and return of a Form of Proxy will not preclude a member from attending in person at the AGM and voting should he wish to do so, but if a member appoints a proxy and attends the AGM in person, the proxy appointment will be terminated.

To change your proxy instructions, simply submit a new Form of Proxy as set out above. Note that the cut-off times for receipt of proxy appointments (see above) also apply in relation to amended instructions; any amended proxy instructions received after the relevant cut-off time will be disregarded. Please contact the Company Secretary (as noted above) to obtain a new Form of Proxy. If you submit more than one valid proxy appointment, the appointment validly received last before the latest time for receipt of Forms of Proxy will take precedence. If the Company is unable to determine which Form of Proxy was last validly received, none of them shall be treated as valid in respect of that Ordinary Share.

Further, the appointment under the Form of Proxy may be terminated by the member prior to the commencement of the AGM (or any adjournment of the AGM). To be valid, the notice of termination of the authority of the person appointed to act as proxy must be deposited at the offices of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR, not less than 48 hours before the time fixed for the holding of the AGM or any adjournment thereof (as the case may be).

Appointment of proxy by joint members

In the case of joint holders, where more than one of the joint holders purports to appoint a proxy, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in the Company’s register of members in respect of the joint holding (the first-named being the most senior).

Website publication

Under section 527 of the Act, members meeting the threshold requirement set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to:

(a)                       the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the AGM; or

(b)                       any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the Act.

The Company may not require the members requesting any such website publication to pay its expenses in complying with sections 527 or 528 of the Act. Where the Company is required to place a statement on a website under section 527 of the Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the AGM includes any statement that the Company has been required, under section 527 of the Act, to publish on a website.

Voting at the Annual General Meeting

Voting on all Resolutions will be conducted by way of a poll, rather than a show of hands.

Issued shares and total voting rights

As at the close of business on 8th March 2018 (being the latest practicable date prior to publication of this document), the Company’s issued share capital comprised 105,017,401 Ordinary Shares. Each Ordinary Share carries the right to one vote at the Annual General Meeting and therefore the total number of voting rights at the close of business on 8th March 2018 is 105,017,401.

Perivan Financial Print 248811